UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Rimage Corporation

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Rimage Corporation
7725 Washington Avenue South
Minneapolis, Minnesota 55439
(952) 944-8144

_________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2005
_________________

TO THE SHAREHOLDERS OF
RIMAGE CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rimage Corporation, a Minnesota corporation, will be held on Tuesday, May 17, 2005, at 3:30 p.m. (Minneapolis time), at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, for the following purposes:

1.	To elect seven (7) directors of the Company to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To amend the Company’s Amended and Restated 1992 Stock Option Plan to increase the number of shares authorized for issuance by 500,000 and to expand the types of equity compensation awards that may be granted under the Plan.

        The board of directors unanimously recommends shareholders vote FOR each of the nominees for election as a director. Moreover, it is essential that we retain key personnel by offering competitive compensation packages that include stock options and other equity awards. For this reason and because only 80,907 shares remained in the Company’s Amended and Restated 1992 Stock Option Plan as of April 8, 2005, we are submitting for your approval an amendment to the Plan. The board of directors unanimously recommends shareholders vote FOR the amendments to the Company’s Amended and Restated 1992 Stock Option Plan.

        Only holders of record of Rimage Corporation’s common stock at the close of business on April 8, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

        Each of you is invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

By Order of the Board of Directors

Bernard P. Aldrich
President and Chief Executive Officer

April 13, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Rimage Corporation
7725 Washington Avenue South
Minneapolis, Minnesota 55439
(952) 944-8144

_________________

PROXY STATEMENT
_________________

SOLICITATION OF PROXIES

        The accompanying Proxy is solicited on behalf of the Board of Directors of Rimage Corporation (the “Company” or “Rimage”) for use at the Annual Meeting of Shareholders to be held on May 17, 2005, at 3:30 p.m. at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, and at any adjournments thereof (the “Meeting”). The mailing of this proxy statement to shareholders of the Company commenced on or about April 13, 2005.

Cost and Method of Solicitation

        This solicitation of proxies to be voted at the Meeting is being made by the Board of Directors of the Company. The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

        The total number of shares outstanding and entitled to vote at the Meeting as of April 8, 2005 consisted of 9,476,587 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 8, 2005 will be entitled to vote at the Meeting.

        All shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or the Internet) in order to ensure your representation at the Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

        If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

Quorum and Voting Requirements

        A quorum, consisting of a majority of the shares of common stock entitled to vote at the Meeting, must be present, in person or by proxy, before action may be taken at the Meeting.

        Each director nominee will be elected, and each other proposal will be approved, by the affirmative vote of the holders of a majority of shares of common stock present at the Meeting, either in person or by proxy, and entitled to vote.

        You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

        If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on an particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Meeting.

        So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Meeting. In the event that any other matters properly come before the Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

        You may change your vote and revoke your proxy at any time before it is voted by:

  Sending a written statement to that effect to the Secretary of the Company;
  Submitting a properly signed proxy card with a later date; or
  Voting in person at the Meeting.

        All shares represented by valid, unrevoked proxies will be voted at the Meeting and any adjournment(s) or postponement(s) thereof. The Company’s principal offices are located at 7725 Washington Avenue South, Minneapolis, Minnesota 55439, and its telephone number is (952) 944-8144.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

        The following table sets forth certain information as of April 8, 2005 with respect to the Company’s common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to the Company to beneficially own more than five percent of the Company’s common stock, (iii) each executive officer named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Royce & Associates, LLC (2)	1,169,450	12.3%
1414 Avenue of the Americas
New York, NY 10019
Richard F. McNamara (3)	607,785	6.3%
7808 Creekridge Circle
Minneapolis, MN 55439
Kern Capital Management LLC (4)	530,000	5.6%
114 West 47th Street, Suite 1926
New York, NY 10036
Discovery Group I, LLC (5)	469,840	5.0%
Hyatt Center-24th Floor
71 South Wacker Drive
Chicago, IL 60606
Bernard P. Aldrich (6)(7)(8)	246,457	2.5%
James L. Reissner (6)	144,107	1.5%
David J. Suden (6)(8)(9)	165,148	1.7%
Steven M. Quist (6)	37,500	*
Thomas F. Madison (6)	22,500	*
Larry M. Benveniste (6)	12,500	*
Philip D. Hotchkiss (6)	12,500	*
Manuel M. Almeida (8)	25,001	*
Kenneth J. Klinck (8)	111,571	1.2%
Konrad Rotermund (8)	47,501	*
All executive officers and directors as a group (10 persons)	768,368	7.6%

_________________
*	Less than one percent
(1)	Includes shares which could be purchased within 60 days upon the exercise of the following stock options: Mr. Aldrich, 194,792 shares; Mr. Suden, 97,001 shares; Mr. Reissner, 102,500 shares; Mr. Quist, 37,500 shares; Mr. Madison, 22,500; Mr. Benveniste, 12,500 shares; Mr. Hotchkiss, 12,500 shares; Mr. Almeida, 25,000 shares; Mr. Klinck, 70,000 shares; Mr. Rotermund, 47,500 shares; and all directors and executive officers as a group, 600,377 shares.
(2)	Based on Amendment No. 2 to Schedule 13G filed February 2, 2005.
(3)	Based upon Amendment No. 11 to Schedule 13G filed February 9, 2005 that states Mr. McNamara holds 270,785 shares in a revocable trust for which he is the sole trustee and beneficiary, 163,750 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2004, and 173,250 shares held by a charitable foundation for which Mr. McNamara serves as a trustee and with respect to which he disclaims beneficial ownership.
(4)	Based on Amendment No. 6 to Schedule 13G filed February 14, 2005.
(5)	Based on Schedule 13G filed on December 23, 2004.
(6)	Serves as a director of the Company and is currently nominated for election as a director.
(7)	Includes 2,500 shares held by spouse and 450 shares held as custodian for children.
(8)	Named Executive Officers.
(9)	Includes 68,147 shares owned jointly with spouse.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Pursuant to its bylaws, the Company has set the number of Directors at seven. Therefore, seven directors will be elected at the Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors has nominated for election the seven persons named below. Each nominee is currently a director of the Company. All nominees were elected by the shareholders at the Company’s 2004 Annual Meeting.

        The persons named in the accompanying proxy intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

        Set forth below is biographical and other information with respect to each nominee as of April 8, 2005:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Bernard P. Aldrich Age 55	Chief Executive Officer, President and a director of Rimage since December 1996. President from January 1995 to December 1996 of several manufacturing companies controlled by Activar, Inc., including Eiler Spring, Comfort Ride and Bending Technologies. Director of Apogee Enterprises, Inc.	1996

James L. Reissner Age 65	President of Activar, Inc. since January 1996 and Chief Financial Officer of Activar from 1992 until becoming President. Acted in various management and financial management capacities during the past twenty years, including Managing Director of the Minnesota Region of First Bank Systems, Inc., until 1990. Director of Intek, Inc., Winland, Inc. and Magstar Technologies, Inc.	1998

David J. Suden Age 58	Chief Technology Officer of Rimage since December 1996 and a director since September 1995; President of Rimage from October 1994 through November 1996; Vice President-Development and Operations of Rimage from February 1991 to October 1994.	1995

Steven M. Quist Age 59	Principal of Blackmore Peak Partners, a management consulting firm since 2003. President and Chief Executive Officer of CyberOptics Corporation, February 1998 until January 2003. Director of CyberOptics Corporation from June 1991 to May 2004. President of Rosemount Inc., a subsidiary of Emerson Electric Co., 1992 until 1998. Director of Data I/O Corporation since March 2001. Also a director for three privately-held companies: ILX Lightwave Corp., Scientific Materials Corp., and Nervonix, Inc.	2000

Thomas F. Madison Age 69	President and Chief Executive Officer of MLM Partners, a consulting and small business investment company since January 1993; Chairman of Communications Holdings, Inc. from December 1996 to March 1999; Chairman of AetherWorks, Inc. from August 1999 to 2000; Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company from February 1994 to September 1994. Director of Valmont Industries Inc., CenterPoint Energy, Inc., Digital River, Inc., Span Link Communications and Delaware Group of Funds. Director of Banner Health System since 2002 and its Chairman since September 2003.	2001

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Larry M. Benveniste Age 54	Dean of Carlson School of Management at the University of Minnesota since December 2001. Carlson School of Management Associate Dean for Faculty and Research from 2000 to 2001, Chair of Finance Department of Carlson School of Management from 1999 to 2000. US Bancorp Professor of Finance from 1996 to 1999. Director of Alliance Data Systems Corporation since June 2004.	2003

Philip D. Hotchkiss Age 36	In 1995 founded and was then Chairman and CEO of BigCharts, Inc. which was subsequently acquired by CBS MarketWatch.com, Inc. in 1999. Served as President of CBS MarketWatch.com, Inc. and served on its board of directors from 1999 to 2000. Since 2003, President and Chief Executive Officer and director of Talkingpoint Inc.	2003

        The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, directors or executive officers of the Company.

Voting Required

        The affirmative vote of the holders of a majority of the shares of common stock represented at the Meeting and entitled to vote is necessary for election of the nominees to the Board of Directors described above. Proxies will be voted in favor of each nominee unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR
THE ELECTION OF EACH NOMINEE

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CORPORATE GOVERNANCE

Board Attendance at Meetings

        During calendar year 2004, the Board of Directors met seven times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during 2004.

        The Company does not have a formal policy on attendance at meetings of the Company’s shareholders. However, the Company encourages all Board members to attend all meetings, including the Annual Meeting of Shareholders. All of the seven directors then serving attended the 2004 Annual Meeting of Shareholders.

Description of Committees of the Board of Directors

        The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.

        Compensation Committee.   The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management of the Company. Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the chief executive officer’s compensation and evaluates the chief executive officer’s performance in light of those goals and objectives. The Compensation Committee also administers the Company’s Amended and Restated 1992 Stock Option Plan. The charter of the Compensation Committee requires that this Committee consist of no fewer than two board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Compensation Committee meets these requirements. The current members of the Compensation Committee are Messrs. Steven M. Quist (Chair), James L. Reissner and Lawrence M. Benveniste. During 2004, the Compensation Committee met three times.

        Governance Committee.   The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of the Company, ensuring that the Company’s board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The current members of the Governance Committee are Thomas F. Madison (Chair), Philip D. Hotchkiss and Steven M. Quist. During 2004, the Governance Committee met four times.

        The charter of the Governance Committee requires that this Committee consist of no fewer than two board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of the Company’s Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available in the “Investor Relations” section of the Company’s website at http://www.rimage.com.

        Audit Committee.   The Audit Committee assists the board by reviewing the integrity of the Company’s financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by the Company with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

        The Audit Committee operates under a written charter adopted by the Board of Directors on May 10, 2000 and most recently amended on February 16, 2004. The Company’s Audit Committee presently consists of four directors: James Reissner (Chair), Lawrence M. Benveniste, Philip D. Hotchkiss and Thomas F. Madison. During 2004, the Audit Committee met eight times.

        The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Company’s Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that each of Messrs. Reissner, Benveniste and Madison meet the Securities and Exchange Commission definition of an “audit committee financial expert.” A report of the Audit Committee is set forth below.

Director Nominations

        The Governance Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of the Company’s Amended and Restated Bylaws as described in the section of this Proxy Statement entitled “Shareholder Proposals for Nominees.”

        Criteria for Nomination to the Board.   The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Committee has not adopted minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, as the Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of the Company and the Board of Directors. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in the Company’s Governance Guidelines, including:

  Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of the Company;
  Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;
  Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;

  Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics that contribute to the Board's diversity; and
  Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

        The Committee also considers such other relevant factors as it deems appropriate. The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

        Process for Identifying and Evaluating Nominees.   The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

        Board Nominees for the 2005 Annual Meeting.   The nominees for this 2005 Meeting were selected by the Governance Committee in February 2005. All nominees were elected by shareholders at the Company’s 2004 Annual Meeting. The Company has not engaged a third-party search firm to assist it in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

        Shareholder Proposals for Nominees.   The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in the Bylaws of the Company and in the section of this Proxy Statement entitled “Shareholder Proposals for 2005 Annual Meeting” below.

Communications with Directors

        Shareholders may communicate with members of the Board by sending an e-mail to chair.director@rimage.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this Proxy Statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

CODE OF ETHICS

        The Company has adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is included in the Company’s Code of Ethics and Business Conduct which is publicly available in the “Investor Relations” section of the Company’s website at http://www.rimage.com.

PROPOSAL 2:
AMENDMENTS TO THE AMENDED AND RESTATED 1992 STOCK OPTION PLAN

        On February 24, 2005, the Company’s Compensation Committee recommended and the Board of Directors approved, subject to shareholder approval, amendments to the Company’s Amended and Restated 1992 Stock Option Plan (the “Plan”) to:

–	reserve for issuance under the Plan an additional 500,000 shares of common stock;
–	expand the types of awards available for issuance under the Plan to include deferred stock, stock appreciation rights and performance stock.

        The Plan is intended to promote the growth and profitability of the Company by providing its employees, consultants and directors with an incentive to achieve long-term corporate objectives, to attract and retain employees, consultants and directors of outstanding competence, and to provide such employees, consultants and directors with an equity interest in the Company.

Discussion of Amendments

        Increase of Number of Shares Authorized.   At April 8, 2005, there were just 80,907 shares remaining available for grant under the Plan. The Board of Directors has amended the Plan to increase the number of shares available for issuance by 500,000. The Board of Directors believes this increase will provide enough authorization to cover anticipated option grants or other equity awards for at least the next two years. The Company’s equity compensation plans consist of the Plan, the Company’s Employee Stock Purchase Plan and a stock option plan the Company assumed in connection with the acquisition of Cedar Technologies, Inc. in March 2000. No additional grants were issued from the Cedar stock option plan subsequent to the Company’s assumption of it. As of December 31, 2004, the Cedar stock option plan was inactive and no shares were outstanding under the plan. Thus, the only general equity compensation plan available to the Company is the Plan.

        Equity-based compensation, such as stock options, has historically been a key component in the compensation packages for both executive and technical personnel. The Board of Directors believes the Plan is, and will continue to be, an important tool in attracting and retaining key personnel, especially given the highly competitive nature of its industry. Without the ability to grant additional awards under the Plan, the Board of Directors does not believe that it would have the appropriate tools to attract and retain these personnel. Awards under the Plan will also allow the Board to provide award recipients with incentives that directly align their interests with those of the Company’s shareholders.

        The proposed amendment would increase the maximum number of shares of common stock issuable under the Plan by 500,000 shares, which increase would represent approximately 5.3% of the number of shares of common stock of the Company outstanding as of April 8, 2005. Adding together, as of April 8, 2005, (i) the options to purchase 1,375,973 shares of the Company’s common stock outstanding under the Plan; (ii) the 80,907 shares that remained available for the future grant of stock awards under the Plan; (iii) the 210,191 shares that remain available for future grant under the Company’s Employee Stock Purchase Plan and (iv) the 500,000 shares of the Company’s common stock by which the shares available for the future grant of stock awards under the Plan will be increased upon approval of this Proposal No. 2, the total number of shares available for future issuance under the Plan and subject to outstanding stock options under the Plan would represent approximately 18.6% of the sum of (i) the 9,476,587 shares of the Company’s common stock outstanding as of April 8, 2005 and (ii) the number of shares available for future issuance (assuming this Proposal No. 2 was approved) and subject to outstanding awards under the Plan and available for issuance under the Company’s Employee Stock Purchase Plan.

        The Plan is administered by the Compensation Committee of the Board (the “Committee”). In performing a review of the Company’s historical use of stock incentives, the Committee found that its option grants per year as a percentage of outstanding stock was well within the range of comparable companies. The Committee also noted that outstanding options plus reserved shares available for future grant was within the range of comparable companies. The Committee’s analysis of its stock incentive programs compared to other companies also reflected that its current level of outstanding options resulted from a relatively low rate of option exercises by employees as well as a relatively low turnover rate for key employees. In addition, the relatively low turnover rate has meant that fewer options have been cancelled and returned to the pool of available options. The Board of Directors believes that the low rate of option exercises and low turnover rate reflect the confidence held by the Company’s key employees in the future success of the Company. Thus, the Committee and the Board of Directors believes that the percentage of potential dilution from equity compensation awards under the Company’s shareholder approved plans represents an acceptable balance between the interests of the Company’s shareholders in supporting the growth of the Company’s business while appropriately managing dilution from its equity compensation programs.

        Expansion of Award Types.   In conducting its annual review of the equity compensation matters, the Committee reviewed the Plan to determine whether the types of awards available under the Plan are consistent with the Company’s compensation philosophy and in the best interests of the Company in light of the recent accounting pronouncements regarding the treatment of stock options. Beginning with the Company’s financial statements for the quarter ended June 30, 2005, the Company must reflect the fair value as of the date of grant of share-based awards, or stock compensation, as an expense in its Statement of Income. The amount of the expense will depend upon how the stock award is classified under the accounting pronouncements.

        After its review, the Committee recommended to the Company’s Board of Directors that the Plan be amended to make available additional types of awards that, under the recent accounting pronouncements, do not have the potential to result in additional compensation expense to the Company. Based upon the recommendation of the Committee, the Board approved amendments to the Plan to expand the types of awards available to include deferred stock, stock appreciation rights and performance stock. The Committee and the Board believe these additional types of awards will provide flexibility in structuring competitive compensation packages while potentially minimizing the effect of the recent accounting pronouncements on the Company’s financial statements so that the benefits of issuing share-based awards does not outweigh their costs. Below is a description of the types of awards that were added to the Plan as a result of its amendment by the Board.

  Deferred Stock.   The Committee may grant deferred stock awards that result in shares of common stock being issued to a recipient or group of recipients upon the expiration of a deferral period. The Committee may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient. Upon termination of employment for any reason during the deferral period for an award, the deferred stock will be forfeited by the recipient, subject to the Committee’s ability to waive any remaining deferral limitations with respect to a recipient’s deferred stock. During the deferral period, deferred stock may not be sold, assigned, transferred, pledged or otherwise encumbered and no dividends, voting or other rights of a shareholder will attach to the shares of common stock until such time as the deferral period has ended and the shares of common stock are issued to the recipient.
  Stock Appreciation Rights.   The Committee may grant stock appreciation rights (“SARs”), which may be granted either in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option, or may be granted separate from a stock option grant. SARs entitle the recipient to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Committee. The Committee will determine all other terms and conditions of the SARs, including terms relating to the timing and conditions of exercisability, transfer and the effect of termination of employment on the SARs. Notwithstanding the above, no recipient may receive grants of options and stock appreciation rights under the Plan that exceed an aggregate of 100,000 shares during any fiscal year of the Company.
  Performance Stock.   The Committee may award unrestricted shares of common stock to recipients in its discretion or upon the attainment of specified performance goals.

Summary of the Plan

        The following summary is qualified in its entirety by reference to the full text of the Rimage Corporation Amended and Restated 1992 Stock Option Plan, as amended, attached to this Proxy Statement as Appendix A.

        Administration.   The Plan is administered by the Compensation Committee of the Board (the “Committee”). Except with respect to options granted to non-employee directors, the Committee has the authority to select the individuals to whom an award is granted, to determine the type of award to be granted and whether such award shall be granted in conjunction with any other award, to determine the number of shares of common stock covered by such award, to set the terms and conditions of such award, to determine whether the payment of any amounts received under any award shall or may be deferred, to establish rules for the administration of the Plan; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating to awards), and to otherwise supervise the administration of the Plan.

        Eligible Employees.   All employees are eligible to receive awards under the Plan, including officers and directors of the Company who are also employees of the Company. Any employee, officer, director or consultant of the Company and its affiliates selected by the Committee is eligible to receive an award under the Plan. The Company has approximately 184 full-time employees, including five executive officers, eligible for grants of stock options or restricted stock awards. At this 2005 Annual Meeting, there are five non-employee directors eligible for an automatic stock option grant as provided in the Plan. The Committee, in its discretion may also grant other awards under the Plan to directors, including awards relating to service on committees of the Board of Directors.

        Plan Awards.

        Stock Options.   The Plan permits the granting of incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options) and restricted stock. If Proposal 2 is approved, the Plan will also permit the award of deferred stock, stock appreciation rights and performance stock.

        No option under the plan may have a term of more than ten years. The exercise price per share under any incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of such option or other award. Any person who holds more than 10% of the Company’s common stock may not receive an incentive option that has a term longer than five years or an exercise price of less than 110% of the fair market value on the date of grant. Determinations of fair market value under the Plan are made in accordance with methods and procedures set forth in the Plan. Each option is exercisable, during such individual’s lifetime, only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

        Additionally, at each annual meeting of shareholders at which a non-employee director of the Company is elected or re-elected, such non-employee director will receive an option to purchase 5,000 shares of common stock, or such other number of shares, not to exceed 15,000 shares of common stock, as determined by the Committee from time to time. The exercise price of the non-employee director option will be equal to the fair market value (the closing sale price on the Nasdaq if so traded) of the common stock on the date of such annual meeting. Options granted to non-employee directors under the Plan will be fully exercisable six months after the date of grant. If an optionee ceases to be a director by reason of willful misconduct, the option will expire as of the date of misconduct. Other than in the case of willful misconduct, options expire ten years from the date of grant and remain exercisable for the term of the option if the optionee ceases to be a director for any reason. All options granted under the Plan to non-employee directors are non-qualified stock options.

        Restricted Stock.   The Committee may also grant restricted stock awards under the Plan that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Committee. The Committee may condition the grant of restricted stock upon the attainment of specified performance goals. The provisions of restricted stock awards need not be the same with respect to each recipient. The shares of restricted stock awarded under the Plan are to be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Committee requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Committee to waive such restrictions in the event of a participant’s death, disability, retirement or under circumstances approved by the Committee.

        For a description of awards of deferred stock, stock appreciation rights (SARs) and performance stock, please see above under “Discussion of Amendments – Expansion of Award Types.”

        Amendment and Termination of the Plan.   The Board of Directors may amend, alter or discontinue the Plan at any time, provided that shareholder approval must be obtained for any such action that would (a) increase the number of shares available for issuance or sale pursuant to the plan, (b) change the classification of persons eligible to participate in the Plan, or (c) materially increase the benefits accruing to participants under the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any agreement evidencing an award in the manner and to the extent it shall deem desirable to carry the Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award. Unless earlier terminated by the Board of Directors, the Plan will terminate on May 21, 2013.

        Transfer of Awards.   No award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary.

        Section 162(m).   Notwithstanding the above, no recipient may receive grants of options and stock appreciation rights under the Plan that exceed an aggregate of 100,000 shares during any fiscal year of the Company. This limitation is intended to exclude compensation attributable to stock options and stock appreciation rights from the $1,000,000 cap on the deductibility by the Company of compensation paid to its Named Executive Officers under Section 162(m) of the Internal Revenue Code.

        Tax Consequences

        Stock Options.   An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). At the time of exercise, the amount by which the fair market value of the shares purchased exceeds the aggregate option price shall be treated as alternative minimum taxable income for purposes of the alternative minimum tax. If the stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the “applicable holding periods”), any gain or loss realized upon the sale of such shares will be characterized as a capital gain or loss. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. The balance of any gain will be characterized as a long-term or short-term capital gain depending on whether the shares were held for more than one year.

        An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. When an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at the time of exercise equal to the amount by which the fair market value of the shares purchased exceeds the aggregate option price. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

        Restricted Stock and Deferred Stock.   The grant of restricted stock and deferred stock should not result in immediate income for the recipient or in a deduction for the Company for federal income tax purposes, assuming the shares of common stock are nontransferable and subject to restrictions or to a deferral period which would result in a “substantial risk of forfeiture” as defined in applicable U.S. Department of Treasury regulations. If the shares of common stock are transferable or there are no such restrictions or significant deferral periods, the recipient will realize compensation income upon receipt of the award. Otherwise, a recipient generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the shares of common stock on that date less any amount paid for the shares of common stock. In any event, the

Company will be entitled to a tax deduction to the extent, and at the time, the recipient realizes compensation income. A recipient may elect, under Section 83(b) of the Code, to be taxed on the value of the shares of common stock at the time of award. If the election is made, the fair market value of the shares of common stock at the time of the award is taxable to the recipient as compensation income and the Company is entitled to a corresponding deduction.

        SARs.   The grant of SARs would not result in income for the recipient or in a deduction for the Company. Upon receipt of shares of common stock or cash from exercise of SARs, the recipient would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

        Performance Stock.   The grant of unrestricted shares of common stock, whether at the discretion or the Committee or upon the achievement of the performance goals on which the grant of shares of common stock is contingent, will result in the recipient generally realizing taxable compensation at the time the unrestricted shares of common stock are issued, at which time, the Company will be entitled to a tax deduction. The amount of such income and tax deduction will be the fair market value of the shares of common stock on the date that the shares of common stock are granted without restriction.

        Annual Option Grant to Non-Employee Directors.   Non-employee directors elected or re-elected at this 2005 Annual Meeting will automatically receive an option to purchase 15,000 shares of the Company’s common stock. The following table sets forth the information with respect to options that will be granted under the Plan to nominees upon their election or re-election to the Board of Directors:

Name	Number of Shares
Thomas F. Madison	15,000
Steven M. Quist	15,000
James L. Reissner	15,000
Larry M. Benveniste	15,000
Philip D. Hotchkiss	15,000

All Non-Employee Directors, as a Group	75,000

        Registration with Securities and Exchange Commission.   Upon approval of the Plan by the stockholders, the Company intends to file a registration statement covering the additional shares issuable under the Plan with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended.

Vote Required

        The affirmative vote of the holders of a majority of the shares of the common stock represented at the Meeting and entitled to vote is necessary for the approval of Proposal 2. Proxies will be voted in favor of such proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR
THE APPROVAL OF PROPOSAL 2

_________________

EXECUTIVE COMPENSATION

        Set forth below is biographical and other information on our current executive officers. Information about Mr. Bernard P. Aldrich, the Company’s President and Chief Executive Officer, and Mr. David J. Suden, the Company’s Chief Technology Officer, may be found in this Proxy Statement under the heading “Election of Directors.”

Robert M. Wolf, 36, started with the Company in September 1997 and has been Treasurer of the Company since January 2000 and Chief Financial Officer since February 2003. From March 1995 until joining the Company, Mr. Wolf was a CPA and audit manager with Deloitte & Touche LLP. From December 1991 until March 1995, Mr. Wolf was a CPA with House, Nezerka & Froelich PA.

Manuel M. Almeida, 47, started with the Company in September 2003 as Executive Vice President. For the twenty-three years prior to joining the Company, Mr. Almeida was with Fuji Photo Film USA, most recently serving as its Vice President & General Manager Commercial Imaging Division from June 1999 to September 2003. During his twenty-three year tenure, Mr. Almeida also served as Fuji’s Vice President & General Manager Digital Imaging, Vice President Consumer Marketing and Vice President Digital Imaging Sales.

Konrad Rotermund, 57, started with the Company in July 1992 as the Vice President, European Operations. From 1983 until joining the Company, Mr. Rotermund was the managing director of Inverdata Electronics GmbH.

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for each of the past three fiscal years earned by the Chief Executive Officer and by the four other most highly compensated executive officers of the Company whose salary and bonus earned for fiscal year 2004 exceeded $100,000 (the “Named Executive Officers”).

							Long-Term Compensation
	Annual Compensation						Awards		Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compen- sation		Restricted Stock Awards	Options	LTIP Payouts	All Other Compen- sation (1)
Bernard P. Aldrich	2004	$256,116		$143,750	$660	(2)	—	25,000	—	$7,701
Chief Executive Officer	2003	240,462		145,000	$21,580	(2)	—	20,000	—	7,000
and President	2002	221,000		125,000	15,155	(2)	—	—	—	6,000

David J. Suden	2004	216,039		120,750	660	(2)	—	23,000	—	6,500
Chief Technology	2003	210,731		125,000	21,580	(2)	—	20,000	—	6,741
Officer	2002	201,000		125,000	15,139	(2)	—	—	—	6,000

Manuel M. Almeida	2004	193,500		127,500	25,660	(3)	—	—	—	4,598
Executive Vice President	2003	47,538	(4)	12,500	25,097	(3)	—	25,000	—	954
	2002	—		—	—		—	—	—	—

Kenneth J. Klinck (5)	2004	194,988		81,666	660	(6)	—	10,000	—	6,383
Executive Vice President,	2003	198,461		60,000	580	(6)	—	10,000	—	6,000
Sales	2002	188,231		60,000	567	(6)	—	—	—	5,500

Konrad Rotermund	2004	177,320		101,959	14,465	(7)	—	10,000	—	—
Vice President, European	2003	176,510		79,800	13,182	(7)	—	10,000	—	—
Operations	2002	137,301		62,064	10,689	(7)	—	—	—	—

_________________
(1)	Represents the Company’s matching contributions under its 401(k) retirement savings plan.
(2)	With respect to 2003 and 2002, represents $21,000 and $14,500 in director’s fees, respectively. Otherwise, represents amounts attributable to insurance premiums.
(3)	Represents relocation allowance of $25,000 with amounts remaining attributable to insurance premiums.
(4)	Mr. Almeida began serving as the Company’s Executive Vice President effective as of September 29, 2003 and compensation reflects this partial year of service.
(5)	Effective February 24, 2005, the Company determined that Mr. Klinck is not an “executive officer” within the meaning of Item 401(b) of Regulation S-K of the Securities Act of 1933, as amended.
(6)	Represents amounts attributable to insurance premiums.
(7)	Represents value of use of a company vehicle.

Stock Options

        The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2004:

Option Grants in Fiscal Year 2004

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
					5%	10%
Bernard P. Aldrich	25,000	14.2	14.10	1/22/2014	$221,685	$561,794
David J. Suden	23,000	13.1	14.10	1/22/2014	203,951	516,851
Manuel M. Almeida	—	—	—	—	—	—
Kenneth J. Klinck	10,000	5.7	14.10	1/22/2014	88,674	224,718
Konrad Rotermund	10,000	5.7	14.10	1/22/2014	88,674	224,718
_________________
(1)	These amounts represent the realizable value of the subject options ten years from the date of grant (the term of each option), without discounting to present value, assuming appreciation in the market value of the Company’s common stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

        The following table provides information with respect to stock options held at December 31, 2004 by the Named Executive Officers.

Aggregated Option Exercises In Fiscal
Year 2004 And Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at Year-End (#) Exercisable/Unexercisable			Value of Unexercised In-the-Money Options at Year-End ($)(2) Exercisable/Unexercisable
Bernard P. Aldrich	40,000	$591,400	199,793	/	23,332	$2,290,226	/	$82,827
David J. Suden	18,125	227,650	76,001	/	21,999	511,959	/	80,200
Manuel M. Almeida	—	—	16,667	/	8,333	59,335	/	29,665
Kenneth J. Klinck	10,000	141,700	91,251	/	9,999	1,030,841	/	38,130
Konrad Rotermund	7,500	102,825	37,501	/	9,999	268,745	/	38,130
_________________
(1)	Represents the difference between the option exercise price and the closing price of the Company’s common stock as reported by Nasdaq on the date of exercise.
(2)	Based on the difference between the December 31, 2004 closing price of $16.07 per share as reported on The Nasdaq Stock Market and the exercise price of the options.

Retirement Savings Plan

        Rimage adopted a profit sharing and savings plan in 1991 under Section 401(k) of the Internal Revenue Code, which allows employees to contribute the lesser of (i) up to 70% of their pre-tax income to the 401(k) Plan or (ii) $13,000 ($16,000 if age 50 years or older). The 401(k) Plan includes a discretionary matching contribution by the Company. These discretionary contributions by the Company totaled $235,250, $191,086 and $171,290 in 2004, 2003 and 2002, respectively.

Directors’ Fees

        Non-employee directors currently receive an annual retainer of $18,000. In addition, the Non-Executive Chairman receives an additional annual retainer of $12,000. Non-employee directors also receive $1,500 for each meeting of the Board of Directors or committee meeting that they attend in person and $1,000 for each telephonic meeting that they attend. The chair of each committee of the Board of Directors also receives an additional $500 per committee meeting attended.

        Additionally, under the Company’s Amended and Restated 1992 Stock Option Plan (the “Plan”), each non-employee director of the Company will receive a non-qualified option to purchase 5,000 shares of common stock, or such other number of shares, not to exceed 15,000 shares, as determined from time to time by the Compensation Committee, at each Annual Meeting of Shareholders at which such director is elected or re-elected. The exercise price of all options automatically granted to non-employee directors under the Plan is equal to the fair market value of the Company’s common stock on the date of such annual meeting. All options automatically granted to non-employee directors under the Plan are fully exercisable six months from the date of grant. Options under the Plan are not transferable. An option granted to a non-employee director under the Plan expires at the earlier of (a) ten years from the date of grant or, (b) if the optionee ceases to be a director due to willful misconduct, as of the date of misconduct.

        At the 2004 Annual Meeting of Shareholders held on May 19, 2004, Messrs. Madison, Quist, Reissner, Benveniste and Hotchkiss, the non-employee directors elected or re-elected at that meeting, each received an option to purchase 7,500 shares of the Company’s common stock under the Plan. On February 24, 2005, the Compensation Committee determined that each non-employee director of the Company elected or re-elected at the 2005 Annual Meeting of Shareholders would receive an option to purchase 15,000 shares of the Company’s common stock under the Plan. Therefore, non-employee directors elected or re-elected at this 2005 Annual Meeting of shareholders will receive an automatic grant of an option to purchase 15,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Rimage leases approximately 58,500 square feet of office, manufacturing and warehouse space from 7725 Washington Avenue Corporation, pursuant to a 48-month lease dated August 1, 2004. One of the Company’s principal shareholders and a former director, Richard F. McNamara, and Mr. Ronald Fletcher, a former director of the Company, are the only two shareholders in 7725 Washington Avenue Corporation. Monthly base rent is approximately $33,394 for the first year, with 2% increases for inflation each subsequent year of the lease.

REPORT OF THE COMPENSATION COMMITTEE

        This is a report of the Compensation Committee of the Board of Directors of the Company, which is comprised of Mr. Quist (Chair), Mr. Reissner and Mr. Benveniste, each of whom is a non-employee director and an independent director under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission.

        The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the salaries, compensation and benefits of executive officers and senior management of the Company.

        The Company’s policy with respect to the compensation of executive officers is based upon the following principles:

  Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
  Variable compensation should be established to provide incentive to improve performance and shareholder value.

        For 2004, the Compensation Committee reviewed the compensation practices of the Company as compared to the companies in its peer group consisting of similar-sized companies in comparable industries. The Committee also reviewed surveys, reports and other market data against which it measured the competitiveness of the Company’s compensation program. For 2004, the Compensation Committee determined that an executive officer’s base cash compensation should be targeted at or below the 50th percentile of that of an officer with similar responsibilities in the group of peer companies and that total compensation, consisting of base salary, amounts under the annual cash bonus and long-term equity incentives, should be above the 50th percentile. The Compensation Committee also determined that variable cash compensation should constitute a significant portion of an executive officer’s overall cash compensation. The annual cash and long-term incentive compensation of the Company’s executive officers is described in more detail below.

Annual Cash Compensation Base Salary

        In determining executive officers’ annual cash compensation, the Compensation Committee considers the overall performance of the Company, the duties of the executive officer, the executive officer’s performance on behalf of the Company, surveys of executive compensation for companies of a similar size in comparable industries and with respect to executive officers, other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

        At its meeting in January 2004, the Compensation Committee approved increases to the base salaries of the Company’s executive officers effective for fiscal year 2004. The increases were based on market-related and internal equity adjustments, as well as the individual’s performance. The base salary of an executive officer is generally targeted at or below the median of the group of peer companies. This is in keeping with the Compensation Committee’s philosophy allowing an executive officer to earn a significant portion of overall cash compensation through the incentive plan discussed below.

Annual Incentive Plan

        For 2004, the Compensation Committee adopted, and the Board of Directors approved, the 2004 Incentive Plan as the Company’s annual cash bonus program for executive officers and key employees. Under the Incentive Plan, the annual cash bonus opportunity of an officer or key employee was tied to the attainment of specific targets related to sales and net income before interest and taxes.

        Under the Incentive Plan, the Compensation Committee determines target goals relating to sales and net income before interest and taxes (NIBIT) as a percentage of sales in the form of a matrix comprised of incrementally increasing percentages of sales growth over the prior fiscal year and increasing NIBIT as a percentage of sales. The Compensation Committee intends these target goals to be aggressive to encourage significant improvements in financial performance and growth in the Company’s business. The 2004 target goals established by the Compensation Committee for sales was 20% growth over the Company’s 2003 results and NIBIT at 20% of sales. Depending on the Company’s performance with respect to sales and NIBIT in 2004, cash bonuses would range from zero to 100% of an executive officer’s base salary. Executive officers would earn a cash bonus of 50% of their annual base salary if the target goals for each of sales and NIBIT were achieved. If the maximum sales and NIBIT were achieved under the Incentive Plan, executive officers would earn a cash bonus of 100% of their base salary. For the 2004 performance period, the Company’s results were above the target goal in sales, but below the target goal in NIBIT as a percentage of sales. Under the matrix associated with the 2004 Incentive Plan, the Company’s 2004 financial performance resulted in cash bonuses to executive officers of 57.5% of their annual base salary.

Long-Term Equity Incentives

        The Company’s equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) align compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and promote the Company’s business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company’s common stock. During 2004, the Compensation Committee granted stock options to purchase 213,500 shares of the Company’s common stock. Of these, options to purchase 78,000 shares were awarded to individuals who were executive officers on the grant date. The Compensation Committee believes that this is consistent with the Company’s philosophy of providing equity compensation incentives to those personnel most responsible for the Company’s performance. The value of the annual equity grants made to executive officers in 2004 were targeted to be at the median of grants to comparable positions within the group of peer companies. The grants were intended to focus the recipient on the Company’s future performance, and in recognition of this, each option vests over a period of two years. All stock options granted in 2004 had an exercise price equal to the market value of the Company’s common stock on the date of grant and a ten-year term.

Compensation of the Chief Executive Officer

        The Compensation Committee has established the Chief Executive Officer’s compensation under the same principles and within the same targeted levels as those applied to the Company’s other executive officers. Mr. Aldrich’s annual base salary was $250,000 in 2004 and $235,000 in 2003. Based upon realization of the Company’s performance goals, Mr. Aldrich received a cash bonus under the Incentive Plan of $143,750 for 2004 and $145,000 for 2003, representing 57.5% and 61.7%, respectively, of his base salary for such year. The Compensation Committee also granted Mr. Aldrich an option to purchase 25,000 shares of the Company’s common stock in January 2004, which grant was 32% of the 78,000 shares underlying options granted to the Company’s executive officers in 2004. In February 2005, the Compensation Committee set Mr. Aldrich’s annual base salary for 2005 at $275,000 per year and granted Mr. Aldrich an option to purchase 30,000 shares of the Company’s common stock.

        The Compensation Committee is committed to continually reviewing the Company’s compensation philosophy and programs to ensure they meet the Company’s objectives of providing compensation that attracts and retains superior executive talent, as well as encourages the Company’s executive officers to achieve the business goals of Rimage Corporation. In this regard, the Compensation Committee reviewed the Company’s Amended and Restated 1992 Stock Option Plan to determine whether the number of shares available under that plan and types of awards available under that plan are consistent with the Company’s compensation philosophy and in the best interests of the Company in light of the recent accounting pronouncements regarding the treatment of stock options. After its review, the Compensation Committee recommended to the Company’s Board that the Amended and Restated 1992 Stock Option Plan be amended to increase the number of shares available for awards and to make available additional types of awards that, under the recent accounting pronouncements, do not have the potential to result in additional compensation expense to the Company.

        This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

BY: THE COMPENSATION COMMITTEE

Steven M. Quist (Chair)
James L. Reissner
Lawrence M. Benveniste

Other Information Regarding Equity Compensation Plans

        The following table sets forth information regarding the Company’s equity compensation plans in effect as of December 31, 2004. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares of common stock remaining available or future issuance under equity compensation plans(2)
Equity compensation	1,279,998	$7.79	291,740
plans approved by
stockholders:

Equity compensation	—	—	—
plans not approved by
stockholders:

Total	1,279,998	$7.79	291,740

(1)	Does not include shares to be issued on June 30, 2005 under the Company’s Employee Stock Purchase Plan which has as its purchase period July 1 to June 30 of each year. The purchase price for shares under the Employee Stock Purchase Plan is the lesser of (a) 85% of the fair market value of the common shares on the first business day of the purchase period or (b) 85% of the fair market value of the common shares on the last business day of the purchase period.
(2)	Excludes shares of common stock listed in the first column.

PERFORMANCE GRAPH

        The Company’s common stock is quoted on The Nasdaq National Market. The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph comparing cumulative, five-year stockholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has chosen to use the Nasdaq National Market Index (US) as its broad market index and the Nasdaq Computer Manufacturer Stocks Index as its index of peer companies.

        The following graph shows changes during the period from December 31, 2000 to December 31, 2004 in the value of $100 invested in: (1) the Nasdaq National Market Index (US); (2) Nasdaq Computer Manufacturer Stocks Index; and (3) the Company’s common stock. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.

	12/29/00	12/31/01	12/31/02	12/31/03	12/29/04

Nasdaq National Market Index	$100.00	$79.32	$54.84	$ 81.99	$ 89.23

Nasdaq Computer Manufacturer Stocks	$100.00	$68.89	$45.65	$ 63.50	$ 83.03
Index

Rimage Corporation	$100.00	$94.20	$94.08	$183.76	$186.43

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under federal securities laws, the Company’s directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company’s equity securities and any changes in such ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 2004.

        Based upon information provided by officers and directors of the Company, the Company believes that all officers, directors and 10% shareholders filed all reports on a timely basis in the 2004 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

        The Audit Committee assists the board by reviewing the integrity of the Company’s financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by the Company with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

        In accordance with its Charter, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by SAS No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP their independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

BY: THE AUDIT COMMITTEE

James L. Reissner (Chair)
Thomas Madison
Lawrence Benveniste
Philip D. Hotchkiss

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The Company has selected KPMG LLP as its independent auditors for its fiscal year ending December 31, 2005. Representatives of KPMG LLP, which has served as the Company’s independent auditors since 1989, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Accountant Fees and Services

        The following is an explanation of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003, which totaled $641,475 and $211,123, respectively.

        Audit Fees.   The aggregate fees billed to the Company for professional services related to the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Forms 10-Q, work relating to the Company’s internal controls over financial reporting and the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2004 and December 31, 2003 totaled $570,125 and $148,398, respectively.

        Audit-Related Fees.   The aggregate fees billed to the Company for professional services for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees,” including assistance provided in response to a comment letter issued by the Securities and Exchange Commission, for the fiscal year ended December 31, 2003 totaled $5,400. No such fees were billed to the Company for the fiscal year ended December 31, 2004.

        Tax Fees.   The aggregate fees billed to the Company by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended December 31, 2004 and December 31, 2003 totaled $71,350 and $57,325, respectively.

        All Other Fees.   There were no fees billed to the Company by KPMG LLP for the fiscal years ended December 31, 2004 and December 31, 2003 other than those described above.

Audit Committee Pre-Approval Procedures

        The Company has adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by the Company’s independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

        All of the services described above for 2004 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        The proxy rules of the Securities and Exchange Commission permit shareholders of the Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s Proxy Statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by action of the Company in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company in writing at its corporate offices, 7725 Washington Avenue South, Minneapolis, MN 55439, no later than December 16, 2005.

        Pursuant to the Company’s Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 16, 2005. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Director Nominations” and in the Company’s Bylaws. If the Company receives notice of a shareholder proposal after December 16, 2005, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for the Company’s 2006 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

        At the date of this Proxy Statement, management knows of no other business that may properly come before the Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Bernard P. Aldrich
President and Chief Executive Officer

Minneapolis, Minnesota
April 13, 2005

Appendix A:	Amended and Restated 1992 Stock Option Plan, as amended by the Board of Directors on February 24, 2005

Appendix A

RIMAGE CORPORATION
AMENDED AND RESTATED 1992 STOCK OPTION PLAN
(As amended by the Board of Directors on February 24, 2005)

        The purpose of the Amended and Restated Rimage Corporation 1992 Stock Option Plan (the “Plan”) is to promote the growth and profitability of Rimage Corporation (the “Company”) and its Affiliates by providing its employees, directors and consultants with an incentive to achieve long-term corporate objectives, to attract and retain employees and directors of outstanding competence, and to provide such employees and directors with an equity interest in the Company.

        1.       STOCK SUBJECT TO PLAN.   An aggregate of 3,695,000 shares (the “Shares”) of the Common Stock, $.01 par value, of the Company (“Common Stock”) may be subject to Awards granted under the Plan. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock that has been or may be acquired by the Company. Shares that are subject to an Award which expires, is terminated unexercised or is forfeited shall again be available for issuance under the Plan.

        2.       ADMINISTRATION.

(a) COMMITTEE. The Plan shall be administered by a Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall be comprised of two or more members of the Board, each of whom shall be a “disinterested person” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(b) POWERS AND DUTIES. The Committee shall have the authority to grant Options (Section 4), consisting of either Incentive Stock Options or Nonqualified Stock Options, Restricted Stock (Section 6), Stock Appreciation Rights (Section 7), Deferred Stock (Section 8) or Performance Stock (Section 9) (each, an “Award”), or any combination thereof granted under the Plan, including Awards combining two or more types of Awards in a single grant. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the eligible employees to whom Awards shall be granted; to determine the type, amount, size, and terms of any Award; to determine the time when an Award shall be granted; the conditions, including the attainment of specified performance goals, required for the grant of an Award; to determine whether any restrictions shall be placed on Shares purchased pursuant to any Option; to determine the time or times within which awards of restricted stock may be subject to forfeiture and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

(c) FAIR MARKET VALUE. For the purposes of the Plan, “Fair Market Value” on a given date shall be (i) the average of the closing representative bid and asked prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on such date, if the Common Stock is then quoted on Nasdaq; (ii) the last sale price of the Common Stock as reported on the Nasdaq National Market System on such date, if the Common Stock is then quoted on the Nasdaq National Market System; or (iii) the closing price of the Common Stock on such date on a national securities exchange, if the Common Stock is then being traded on a national securities exchange. If on the date as of which the Fair Market Value is being determined the Common Stock is not publicly traded, the Committee shall

Appendix A

make a good faith attempt to determine such Fair Market Value and, in connection therewith, shall take such actions and consider such factors as it deems necessary or advisable.

        3.       ELIGIBILITY.   Any employee, director or consultant of the Company or of any of its Affiliates shall be eligible to receive Awards under the Plan; except that only a director who is not otherwise an employee of the Company or any subsidiary of the Company (an “Eligible Director”) shall be eligible to receive options under Section 5 of the Plan. Any eligible person to whom an Award has been granted under the Plan is referred to herein as a “Recipient.” A Recipient of an Award under the Plan, or under any predecessor plan, may be granted additional Awards if the Committee shall so determine. Except to the extent otherwise provided in the Agreement, the granting of an Award under the Plan shall not affect any outstanding Award previously granted under the Plan or under any other plan of the Company or any Affiliate. For purposes of the Plan, the term “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 425(e) and 425(f) of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, no Recipient shall receive grants of Options and Stock Appreciation Rights under the Plan that exceed 100,000 shares during any fiscal year of the Company.

        4.       STOCK OPTIONS.   A stock Option (an “Option”) granted pursuant to the Plan shall entitle the Recipient, upon exercise, to purchase Shares at a specified price during a specified period. The Committee may grant to eligible employees Options which are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and may grant to employees, directors or consultants Options which are not intended to so qualify (“Nonqualified Options”), or any combination thereof. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each Option shall be subject to the following requirements:

(a) TYPE OF OPTION. Each Option shall be identified in the agreement pursuant to which it is granted as an Incentive Stock Option or as a Nonqualified Option, as the case may be.

(b) TERM. No Option shall be exercisable more than ten years after the date on which it is granted.

(c) PAYMENT. The purchase price of Shares subject to an Option shall be payable in full at the time the Option is exercised. Payment may be made in cash, in shares of Common Stock having an aggregate Fair Market Value on the date of exercise which is not less than the Option’s exercise price, or by a combination of cash and such shares, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.

(d) OPTIONS NOT TRANSFERABLE. Options shall not be transferable except to the extent permitted by the agreement evidencing such Option; provided, that in no event shall any Option be transferable by the Recipient, other than by will or the laws of descent and distribution. Options shall be exercisable during an Recipient’s lifetime only by such Recipient. If, pursuant to the agreement evidencing any Option, such Option remains exercisable after the Recipient’s death, it may be exercised, to the extent permitted by such agreement, by the personal representative of the Recipient’s estate or by any person who acquired the right to exercise such Option by bequest, inheritance, or otherwise by reason of the Recipient’s death.

(e) INCENTIVE STOCK OPTIONS. If an Option is an Incentive Stock Option, it shall be subject to the following additional requirements:

Appendix A

(i) The purchase price of Shares that are subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such Shares at the time the Option is granted.

(ii) The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the Recipient for the first time during any calendar year, under the Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000.

(iii) An Incentive Stock Option shall not be exercisable more than ten years after the date on which it is granted.

(iv) The purchase price of Shares that are subject to an Incentive Stock Option granted to an employee who, at the time such Option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate shall not be less than 110% of the Fair Market Value of such Shares on the date such Option is granted, and such Option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 425(d) of the Code shall apply in determining the stock ownership of any employee.

Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

        5.       NON-EMPLOYEE DIRECTOR OPTIONS.

(a) AUTOMATIC GRANT. In addition to any other Award which may be granted under the Plan, each Eligible Director shall receive automatically a Nonqualified Option to purchase 5,000 Shares or such other number of Shares, not to exceed 15,000 Shares, as determined from time to time by the Committee on the date of each annual meeting of shareholders of the Company at which such person is elected to serve on the Board.

(b) VESTING; TERM. Options granted under this Section shall be exercisable in full six months after the date of grant of the Option. Each Option granted under this Section and all rights and obligations thereunder shall, subject to the provisions of Section 5(d) herein, expire ten years from the date of grant of the Option.

(c) EXERCISE PRICE. The exercise price per Share for all Options granted under this Section shall be the Fair Market Value of one Share on the date the Option is granted.

(d) TERMINATION.

(i) In the event that a Recipient of an Option granted under this Section shall cease to be a director of the Company for any reason other than his or her gross and willful misconduct, such Recipient, or in the case of death or disability, such Recipient’s guardians, administrators or personal representatives, shall have the right to exercise the Option granted under this Section at any time for the remainder of the term of the Option to the extent of the full number of shares the Recipient was entitled to purchase under the Option on the date of such termination, subject to the condition that no Option shall be exercisable after the expiration of the term of the Option.

Appendix A

(ii) In the event that a Recipient of an Option granted under this Section shall cease to be a director of the Company by reason of his or her gross and willful misconduct during the course of his or her service as a director of the Company, including but not limited to wrongful appropriation of funds of the Company, or the commission of a gross misdemeanor or felony, the Option granted under this Section shall be terminated as of the date of the misconduct.

        6.       RESTRICTED STOCK AWARDS.

(a) GRANT OF RESTRICTED STOCK. The Committee may grant to any eligible Recipient Shares subject to restrictions of this Section (“Restricted Stock”). Subject to the provision of the Plan and the Award Agreement, at the time of the grant of Restricted Stock, the Committee shall determine the period during which the Shares awarded as Restricted Stock shall be subject to the risk of forfeiture and other terms and conditions (the “Restriction Period”) as the Committee may specify. The Committee may, at any time, accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a Recipient. Recipients of Restricted Stock shall not be required to make any payment or provide consideration other than: (a) the rendering of services; (b) as provided in the agreement evidencing the Restricted Stock or (c) any Federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(b) RESTRICTED STOCK HELD BY COMPANY. The Restricted Stock shall be held by the Company during the Restriction Period and no rights therein may be transferred, gifted, or otherwise alienated or hypothecated during the Restriction Period. If the Restricted Stock is maintained in uncertificated form, the Company shall denote such shares as being subject to restrictions as set forth in the agreement evidencing the Restricted Stock as part of the book entry of the Restricted Stock on the Company’s Common Stock records.

(c) RIGHTS AS SHAREHOLDER. Except as provided in this Section or as otherwise provided in the Agreement, the Recipient of Restricted Stock shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash or stock dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Shares (to the extent Shares are available under Section 1), subject to the same restrictions as the shares of Common Stock on which such dividends were issued. The Company shall mark its Common Stock records that the Recipient of Restricted Stock is the owner of unrestricted Common Stock promptly after, and only after, the Restriction Period shall have expired without forfeiture in respect of such shares of Restricted Stock.

        7.    STOCK APPRECIATION RIGHTS.

(a) GRANT. An Award of Stock Appreciation Rights may be granted to a Recipient either alone or in conjunction with all or part of any Option granted under the Plan. In the case of an Award in conjunction with a Non-Qualified Option, such Award may be granted either at or after the time of the grant of such Option. In the case of an Award in conjunction with an Incentive Option, such Award may be granted only at the time of the grant of such Option. The provisions of Awards of Stock Appreciation Rights need not be the same with respect to each Recipient.

Appendix A

(b) EXERCISE; PAYMENT. The Recipient may exercise a Stock Appreciation Right by surrendering the applicable portion of the Award. A Stock Appreciation Right granted in connection with an Incentive Option may be exercised only if and when the market price of the Shares subject to the Incentive Option exceeds the exercise price of such Option. Upon the exercise of a Stock Appreciation Right, the Recipient shall be entitled to receive the excess of the Fair Market Value of one Share on the date of exercise over the Fair Market Value on the date of grant of the Award (or, in the case of an Award in connection with an Option, the exercise price per share specified in the related Option), multiplied by the number of Shares with respect to which the Stock Appreciation Right has been exercised, provided, however, that the Committee shall have the discretion to determine whether the payment in made in the form of cash or Shares, or a combination thereof, subject to the provisions of Section 18 of the Plan.

(c) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the terms of Section 7(c)(i)-(iii) below:

(i) AWARD RELATED TO STOCK OPTIONS. Stock Appreciation Rights granted in conjunction with an Option shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 4 of the Plan and the terms of the Option. Upon the termination or exercise of the related Option, the Stock Appreciation Right shall terminate and no longer be exercisable as to the number of Shares for which the related Option was exercised or terminated, except that a Stock Appreciation Right granted with respect to less than the total number of Shares covered by a related Option shall not be reduced and terminated until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right or the exercise of the Stock Appreciation Right. Likewise, upon the exercise of a related Stock Appreciation Right, the Option shall terminate and no longer be exercisable as to the number of Shares for which the related Stock Appreciation Right was exercised.

(ii) TRANSFERABILITY. Except as provided in the next sentence, Stock Appreciation Rights shall not be transferable except pursuant to the laws of descent upon death. Stock Appreciation Rights granted in conjunction with an Option shall be transferable only when and to the extent that the underlying Option would be transferable under Section 4(d) of the Plan.

(iii) APPLICATION OF CODE SECTION 409A. If and to the extent that any provision of an Award of Deferred Stock is required to comply with Section 409A of the Code, such provision shall be administered and interpreted in a manner consistent with the requirements of such Section. If and solely to the extent that such provision as currently written would conflict with Section 409A of the Code, the Committee shall have the authority, without the consent of the Recipient, to administer the provision and to amend the Award with respect to that provision to the extent the Committee determines to avoid any portion of amounts owed to the Recipient being retroactively included in taxable income for any prior taxable year.

Appendix A

        8.       DEFERRED STOCK AWARDS.

(a) GRANT. The Committee may grant a Recipient the right to receive Shares at the end of a specified Deferral Period, as defined below, or upon the achievement of specified performance criteria (“Deferred Stock”). Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the Committee may also condition the receipt of Deferred Stock upon the attainment of specified performance goals. The provisions of Deferred Stock Awards need not be the same with respect to each Recipient.

(b) PAYMENT. At the expiration of the Deferral Period, share certificates shall be delivered to the Recipient, or his legal representative, in a number equal to the shares covered by the Deferred Stock Award, subject to the provisions of Section 18 of the Plan.

(c) TERMS AND CONDITIONS. The Award of Deferred Stock and the Shares of Deferred Stock shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the terms of Section 8(c)(i)-(iv) below:

(i) TRANSFERABILITY. Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(ii) RIGHTS AS SHAREHOLDER. An Award of Deferred Stock shall not be considered outstanding for any purpose, and no dividends, voting or other rights of a shareholder shall attach to such shares until such time as the Deferral Period has ended and the shares are issued to the Recipient.

(iii) FORFEITURE; WAIVER. Except as provided in the Agreement, upon termination of employment for any reason during the Deferral Period for a given Award, the Recipient shall forfeit the Deferred Stock in question. The Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the Recipient’s Deferred Stock.

(iv) APPLICATION OF CODE SECTION 409A. If and to the extent that any provision of an Award of Stock Appreciation Rights is required to comply with Section 409A of the Code, such provision shall be administered and interpreted in a manner consistent with the requirements of such Section. If and solely to the extent that such provision as currently written would conflict with Section 409A of the Code, the Committee shall have the authority, without the consent of the Recipient, to administer the provision and to amend the Award with respect to that provision to the extent the Committee determines to avoid any portion of amounts owed to the Recipient being retroactively included in taxable income for any prior taxable year.

        9.       PERFORMANCE STOCK.   The Committee may grant a Recipient the right to receive Shares upon the achievement of specified performance criteria or grant a Recipient unrestricted Shares in connection with the performance of services for or on behalf of the Company (“Performance Stock”). An Award of Performance Stock may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine to whom Performance Stock will be granted, the number of Shares

Appendix A

covered by the Award, the times or other conditions, including attainment of specified performance goals over a specified performance period upon which an Award will no longer be subject to forfeiture, and all other conditions of the Award not inconsistent with the terms of the Plan. The provisions of Performance Stock Awards need not be the same with respect to each Recipient. The Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining performance criteria with respect to any or all of the Recipient’s Performance Stock. Upon the performance of the service or upon the achievement of the performance criteria (or waiver as provided above), the Committee shall issue share certificates equal to the number of Shares provided for under the terms of the Award, subject to the provisions of Section 18 of the Plan.

        10.       AGREEMENTS.   Each Award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted (the “Agreement”). Multiple Awards may be evidenced by a single Agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the Recipient, amend any Agreement to modify the terms or conditions governing the Award evidenced thereby.

        11.       ADJUSTMENTS.   In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of Shares subject to Awards, in the exercise price of an Award or value of an Award, or in the maximum number of Shares subject to the Plan, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made in connection with the issuance by the Company of any Common Stock, warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock.

        12.       MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC.   Subject to the provisions of the agreement evidencing any Award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors of the Company shall have the power to make any arrangement it deems advisable with respect to outstanding Awards and in the number of Shares subject to the Plan, which shall be binding for all purposes of the Plan, including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards, and the termination of such Awards.

        13.       EXPENSES OF PLAN.   The expenses of administering the Plan shall be borne by the Company and its Affiliates.

        14.       RELIANCE ON REPORTS.   Each member of the Committee and each member of the Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board of Directors be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

        15.       RIGHTS AS SHAREHOLDER.   Except to the extent otherwise specifically provided herein, no Recipient of any Award shall have any rights as a shareholder with respect to Shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such Recipient.

Appendix A

        16.        GENERAL RESTRICTIONS. Each Award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

(a) the listing, registration, or qualification of any Shares related thereto upon any securities exchange or under any state or federal law;

(b) the consent or approval of any regulatory body; or

(c) an agreement by the Recipient with respect to the disposition of any such Shares;

is necessary or desirable as a condition of the issuance or sale of such Shares, such Award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

        17.       EMPLOYMENT RIGHTS.   Nothing in the Plan, or in any agreement entered into hereunder, shall confer upon any employee or director the right to continue to serve as an employee or director of the Company or an Affiliate, or affect the right of the Company or an Affiliate to terminate such employee’s or director’s services at any time, with or without cause.

        18.       WITHHOLDING.   If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the Recipient to remit to it, or may withhold from such Award or from the Recipient’s other compensation, an amount, in the form of cash or Shares, sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such Shares.

        19.       AMENDMENTS.   The Board of Directors of the Company may at any time, and from time to time, amend the Plan in any respect, except that no amendment:

(a) increasing the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by Sections 8 and 9);

(b) changing the classification of persons eligible to participate in the Plan or the definition of an “Affiliate”; or

(c) materially increasing the benefits accruing to participants under the Plan;

shall be made without the affirmative vote of shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held shareholders’ meeting.

        20.       EFFECTIVE DATE; DURATION.   The Plan shall become effective upon adoption by the Board of Directors, subject to the approval of the Company’s shareholders within twelve months from the date of such adoption.

        No Awards shall be granted under the Plan after the earlier of: (a) the date on which the Plan is terminated by the Board of Directors of the Company; or (b) May 21, 2013. Awards outstanding at the termination or expiration of the Plan may continue in accordance with their terms after such termination or expiration.

Approved by the Board of Directors on April 4, 2003.
Approved by Shareholders on May 21, 2003.
Amended by the Board of Directors on February 24, 2005.

RIMAGE CORPORATION

2005 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 17, 2005
3:30 p.m.

Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, Minnesota 55343

Rimage Corporation 7725 Washington Avenue South Minneapolis, Minnesota 55439	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Bernard P. Aldrich and David J. Suden, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Rimage Corporation to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, on Tuesday, May 17, 2005 at 3:30 p.m. Minneapolis, Minnesota time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Rimage Corporation held of record by the undersigned on April 8, 2005 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2005.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/rimg/ — QUICK *** EASY *** IMMEDIATE

  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2005.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rimage Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.
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RIMAGE CORPORATION 2005 ANNUAL MEETING OF SHAREHOLDERS

1.	Election of Directors	01 Bernard P. Aldrich 02 Lawrence M. Benveniste 03 Philip D. Hotchkiss	04 Thomas F. Madison 05 Steven M. Quist	06 James L. Reissner 07 David J. Suden	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	A proposal to amend the Company’s Amended and Restated 1992 Stock Option Plan to increase the number of shares authorized for issuance by 500,000 and to expand the types of equity compensation awards that may be granted under the Plan.	☐	For	☐	Against	☐	Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

Check appropriate box:

Address Change? ☐	I plan to attend the meeting. ☐	Date ______________________________ 2005

Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.